Exhibit 21.1

American Railcar Industries, Inc. wholly owns the following companies:

Subsidiary

1.	ARI Component Venture, LLC, a Delaware limited liability company
2.	ARI Fleet Services of Canada, Inc., a corporation registered in Ontario, Canada
3.	ARI Longtrain, Inc., a Delaware corporation
4.	Castings LLC, a Delaware limited liability company
5.	Longtrain Leasing I, LLC, a Delaware limited liability company
6.	Southwest Steel Casting Company, LLC, a Texas limited liability company
7.	Blue Lagoon Realty, LLC, a Delaware limited liability company
8.	Longtrain Leasing II, LLC, a Delaware limited liability company
9.	ARI Railcar Services, LLC, a Delaware limited liability company
10.	Longtrain Leasing III, LLC, a Delaware limited liability company
11.	ARI Property Bude, LLC, a Delaware limited liability company
12.	ARI Property Brookhaven, LLC, a Delaware limited liability company
13.	ARI Property Goodrich, LLC, a Delaware limited liability company
14.	ARI Longview, LLC, a Delaware limited liability company
15.	ARI Mobile Repair Services, LLC, a Delaware limited liability company
16.	ARI Property North Kansas, LLC, a Delaware limited liability company
17	ARI Property Tennille, LLC, a Delaware limited liability company
18.	Southwest Steel Property, LLC, a Delaware limited liability company

Castings, LLC is a joint venture partner in Ohio Castings Company, LLC, a Delaware limited liability company.

ARI Component Venture, LLC, is a joint venture partner in Axis, LLC, a Delaware limited liability company, which owns Axis Operating Company LLC, a Delaware limited liability company.